Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of ANI Pharmaceuticals, Inc. on Form S-3 (No. 333-218671) and on Form S-8 (Nos. 333-196518, 333-214416, and 333-218120) of our reports dated February 27, 2019, on our audits of the consolidated financial statements as of December 31, 2018 and 2017 and for each of the years in the three-year period ended December 31, 2018, and the effectiveness of ANI Pharmaceuticals, Inc. and Subsidiaries’ internal control over financial reporting as of December 31, 2018, which reports are included in this Annual Report on Form 10-K to be filed on or about February 27, 2019.

/s/ EisnerAmper LLP

EISNERAMPER LLP

Iselin, New Jersey

February 27, 2019